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                                                                     EXHIBIT 3.1

                                                        FILED # 15788-02
                                                           JUN 21 2002
                                                        IN THE OFFICE OF
                                                         /s/ Dean Heller
                                                 DEAN HELLER, SECRETARY OF STATE

                           ARTICLES OF INCORPORATION
                                       OF
                             BURRARD CAPITAL, INC.

     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Nevada, do execute these Articles of Incorporation and do hereby certify as follows:

     FIRST. The name of this corporation is BURRARD CAPITAL, INC.

     SECOND. The address of this corporation's registered office is 502 John Street, Carson City, Nevada 89706. The name of this corporation's registered agent at such address is Corporation Service Company.

     THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of the State of Nevada.

     FOURTH. The total number of shares of stock, which this corporation shall have authority to issue is eighty million (80,000,000) with a par value of $.001 per share. Seventy million (70,000,000) of those shares are Common Stock and ten million (10,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of these Articles of Incorporation, or (ii) as otherwise provided by the Nevada General Corporation Law, as amended from time to time.

     FIFTH. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of Article FOURTH of these Articles of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

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     (1)  The number of shares constituting such series and the distinctive designation of such series;

     (2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

     (3) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (4) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shall determine;

     (5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;

     (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

     (7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such series; and

     (8) Any other relative rights, preferences and limitations of such series.

     Dividends on issued and outstanding shares of Preferred Stock shall be paid or declared and set apart for payment prior to payment of any dividends on the shares of Common Stock with respect to the same dividend period.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the assets of this corporation available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full and complete preferential amount to which such holders are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts, including unpaid cumulative dividends, if any, payable with respect



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thereto.

     SIXTH. The incorporator of this corporation is Thomas E. Stepp, Jr., whose mailing address is 1301 Dove Street, Suite 460, Newport Beach, California 92660.

     SEVENTH. To the fullest extent from time to time permitted by law, no director or officer of this corporation shall be personally liable to this corporation or its shareholders for damages for breach of any duty owed to this corporation or its shareholders. Neither the amendment nor repeal of this article, nor the adoption of any provision of the Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection specified by this article to a director or officer of this corporation with respect to any matter which occurred, or any cause of action, suit, or claim which, but for this article, would have accrued or arisen, prior to such amendment, repeal, or adoption.

     EIGHTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in these Articles of Incorporation, and other provisions authorized by the laws of the State of Nevada at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     NINTH. The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation. The name and mailing address of the person who is to serve as the initial director of this corporation until the first annual meeting of stockholders of this corporation, or until his successor is elected and qualifies, are:

  1. Thomas Pressello
     1502-543 Granville Street
     Vancouver, British Columbia V6C 1X8



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     TENTH. This corporation expressly elects not to be governed by the provisions of Section 78.411 through 78.444, inclusive, of the Nevada General Corporation Law.

     ELEVENTH. All of the powers of this corporation, insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this corporation, subject to the right of the shareholders entitled to vote with respect thereto adopt, alter, amend and repeal bylaws made by the Board of Directors.

     The undersigned incorporator hereby acknowledges that the foregoing Articles of Incorporation is his act and deed on this 11th day of June, 2002.



Incorporator:

/s/ Thomas E. Stepp, Jr.
--------------------------------------
Thomas E. Stepp, Jr.




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State of California      )
                         )    ss
County of Orange         )


     On June 11, 2002 before me, Robin Gamma, a notary public in and for the State of California, personally appeared Thomas E. Stepp, Jr., personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.


WITNESS my hand and official seal.
                                                     [NOTARY PUBLIC SEAL]
Signature /s/ Robin Gamma
          -------------------------